As filed with the Securities and Exchange Commission on December 16, 2020.
Registration No. 333-250954

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

908 Devices Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3829 (Primary Standard Industrial Classification Code Number)	45-4524096 (I.R.S. Employer Identification Number)

645 Summer Street
Boston, MA 02210
(857) 254-1500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin J. Knopp
Chief Executive Officer
645 Summer Street
Boston, MA 02210
(857) 254-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Mark J. Macenka Michael J. Minahan Goodwin Procter LLP 100 Northern Ave. Boston, MA 02210 (617) 570-1000	Eric Blanchard Darren DeStefano Brent Siler Cooley LLP 55 Hudson Yards New York, NY 10001 (212) 479-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒	Smaller Reporting Company ☒
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Shares to be Registered	Proposed Maximum Aggregate Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share	7,187,500	$17.00	$122,187,500	$13,331

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.

(2)
The registrant previously paid a total of  $8,183 in connection with the prior filings of the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
908 Devices Inc. is filing this Amendment No. 3 to its Registration Statement on Form S-1 (File No. 333-250954), which was initially filed with the Securities and Exchange Commission on November 25, 2020 (the “Registration Statement”), solely for the purpose of filing Exhibit 10.6, 10.7, 10.8 and 10.9 to the Registration Statement and making corresponding updates to Item 16 and the Exhibit Index. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, and the exhibits filed herewith. This Amendment No. 3 does not contain a copy of the prospectus that was included in the Registration Statement and is not intended to amend or delete any part of the prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, the FINRA filing fee and the Nasdaq Global Market listing fee.
Amount to be Paid
SEC registration fee	$13,331
FINRA filing fee	18,829
Nasdaq Global Market listing fee	150,000
Printing and mailing	165,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	1,060,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous	87,840
Total	$2,700,000
Item 14.   Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
We have adopted provisions in our sixth amended and restated certificate of incorporation to be in effect upon the completion of this offering and amended and restated by-laws to be in effect upon the effectiveness of this registration statement that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•
any breach of the director’s duty of loyalty to us or our stockholders; any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our by-laws provide that:
•
we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•
we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.
The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Securities Exchange Act of 1934.
Item 15.   Recent Sales of Unregistered Securities.
The following list sets forth information regarding all unregistered securities sold by us since January 1, 2017. No underwriters were involved in the sales and the certificates representing the securities issued and sold contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.
(a)
In March 2017 and September 2018, we issued and sold an aggregate of 4,259,011 shares of our Series D redeemable convertible preferred stock at a purchase price of  $5.6351 per share for aggregate proceeds of  $23,999,952 to a total of eleven (11) accredited investors.

(b)
In April 2019, we issued and sold an aggregate of 2,782,194 shares of our Series E redeemable convertible preferred stock at a purchase price of  $6.29 per share for aggregate proceeds of approximately $17,500,000 to twelve (12) accredited investors.

(c)
From January 2017 through the date hereof, we granted to our employees, directors, consultants and other service providers stock options to purchase an aggregate of 2,471,423 shares of common stock under our 2012 Stock Option and Grant Plan, as amended, or 2012 Plan, at exercise prices per share ranging from $1.05 to $7.91. The grants were as follows:

•
On April 26, 2017, June 22, 2017 and September 21, 2017, we granted stock options to purchase 367,145, 297,458 and 2,458 shares, respectively, of common stock under our 2012 Stock Option and Grant Plan, as amended, or 2012 Plan, at an exercise price of $1.75 per share.

•
On March 20, 2018, April 24, 2018, June 14, 2018, July 24, 2018, September 26, 2018, November 13, 2018, December 13, 2018 and January 21, 2019, we granted stock options to purchase 125,670, 74,668, 11,061, 1,228, 12,902, 4,300, 5,529 and 317,120 shares, respectively, of common stock under our 2012 Plan, at an exercise price of  $1.58 per share.
•
On April 24, 2019, June 20, 2019, September 10, 2019, November 13, 2019, December 12, 2019, January 31, 2020 and March 25, 2020, we granted stock options to purchase 25,808, 15,978, 18,742, 12,291, 2,458, 28,267, and 6,759 shares, respectively, of common stock under our 2012 Plan, at an exercise price of  $1.79 per share.

•
On June 16, 2020, July 28, 2020 and August 27, 2020, we granted stock options to purchase 27,041, 2,458 and 177,914 shares, respectively, of common stock under our 2012 Plan, at an exercise price of  $1.05 per share.

•
On September 14, 2020, September 21, 2020 and September 30, 2020 we granted stock options to purchase 386,570, 314,669 and 107,553 shares, respectively, of common stock under our 2012 Plan, at an exercise price of  $3.24 per share.

•
On November 3, 2020, we granted stock options to purchase 125,376 shares of common stock under our 2012 Plan, at an exercise price of  $7.91 per share

(d)
During the period from January 1, 2017 through the date hereof, an aggregate of 163,400 shares were issued upon the exercise of stock options, at exercise prices between $0.35 and $1.75 per share, for aggregate proceeds of  $95,592. The exercises were as follows:

•
On March 6, 2017, 1,536 shares were issued upon the exercise of stock options, at exercise prices of  $0.93 per share, for proceeds of  $1,425.00.

•
On September 26, 2017, 8,834 shares were issued upon the exercise of stock options, at exercise prices of  $0.53 per share, for proceeds of  $4,600.00.

•
On October 11, 2017, 1,843, 1,843 and 1,229 shares were issued upon the exercise of stock options, at exercise prices of  $0.35, $0.53 and $0.93 per share, respectively, for proceeds of  $2,730.00.

•
On November 15, 2017, 1,632 shares were issued upon the exercise of stock options, at exercise prices of  $0.93 per share, for proceeds of  $1,513.92.

•
On February 5, 2018, 2,893 shares were issued upon the exercise of stock options, at exercise prices of  $0.96 per share, for proceeds of  $2,777.72.

•
On February 27, 2018, 9,218 and 1,248 shares were issued upon the exercise of stock options, at exercise prices of  $0.35 and $0.96 per share, respectively, for proceeds of $4,348.29.

•
On April 4, 2018, 9,218 shares were issued upon the exercise of stock options, at exercise prices of  $0.53 per share, for proceeds of  $4,800.00.

•
On April 9, 2018, 1,280 shares were issued upon the exercise of stock options, at exercise prices of  $0.96 per share, for proceeds of  $1,228.97.

•
On April 13, 2018, 1,471 shares were issued upon the exercise of stock options, at exercise prices of  $0.53 per share, for proceeds of  $766.40.

•
On August 2, 2018, 870 shares were issued upon the exercise of stock options, at exercise prices of  $1.75 per share, for proceeds of  $1,515.12.

•
On August 6, 2018, 2,151 and 191 shares were issued upon the exercise of stock options, at exercise prices of  $0.35 and $1.75 per share, respectively, for proceeds of $1,068.84.

•
On October 2, 2018, 91,580 shares were issued upon the exercise of stock options, at exercise prices of  $0.53 per share, for proceeds of  $47,683.20.

•
On November 12, 2018 1,306 shares were issued upon the exercise of stock options, at exercise prices of  $1.75 per share, for proceeds of  $2,273.75.

•
On November 19, 2018, 607 shares were issued upon the exercise of stock options, at exercise prices of  $1.75 per share, for proceeds of  $1,058.23.

•
On December 10, 2018, 5,889 shares were issued upon the exercise of stock options, at exercise prices of  $0.62 per share, for proceeds of  $3,641.54.

•
On September 14, 2019, 430 shares were issued upon the exercise of stock options, at exercise prices of  $1.75 per share, for proceeds of  $727.50.

•
On January 13, 2020, 2,368 shares were issued upon the exercise of stock options, at exercise prices of  $0.96 per share, for proceeds of  $2,273.86.

•
On January 27, 2020, 639 shares were issued upon the exercise of stock options, at exercise prices of  $1.75 per share, for proceeds of  $1,113.87.

•
On April 9, 2020, 460 shares were issued upon the exercise of stock options, at exercise prices of  $1.58 per share, for proceeds of  $727.50.

•
On July 14, 2020, 6,145 and 998 shares were issued upon the exercise of stock options, at exercise prices of  $0.53 and $1.58 per share, respectively, for proceeds of  $4,776.25.

•
On October 9, 2020, 6,145 and 1,376 shares were issued upon the exercise of stock options, at exercise prices of  $0.53 and $0.96 per share, respectively, for proceeds of $4,521.01.

(e)
In connection with the March 2017 loan, the Company issued to the lender a warrant to purchase 79,856 shares of Series D Preferred Stock at a purchase price of  $5.6351 per share.

(f)
In connection with the Company’s lease agreement entered into in January 2018, the Company issued to its landlord a warrant to purchase 70,983 shares of Series D Preferred Stock, at an exercise price of  $5.6351 per share

(g)
In connection with the 2019 Loan (in August 2019), the Company issued to the lender a warrant to purchase 35,771 shares of Series E Preferred Stock at an exercise price of  $6.29 per share.

The offers, sales and issuances of the securities described in paragraphs (a), (b), (d), (e) and (f) were exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited person and had adequate access, through employment, business or other relationships, to information about the registrant.
The offers, sales and issuances of the securities described in paragraph (c) were exempt from registration under the Securities Act under either (i) Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or (ii) Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of such securities were the registrant’s employees, consultants or directors and received the securities under our 2012 Plan. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

Item 16.   Exhibits and Financial Statement Schedules.
(a) Exhibits.
EXHIBIT NUMBER	EXHIBIT TABLE
1.1***	Form of Underwriting Agreement
3.1***	Fifth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect
3.2***	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Registrant
3.3***	Form of Sixth Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the closing of this offering
3.4***	By-laws of the Registrant, as currently in effect
3.5***	Form of Amended and Restated By-laws of the Registrant, to be in effect upon the closing of this offering.
4.1***	Fourth Amended and Restated Stockholders Agreement among the Registrant, certain of its stockholders and its investors, dated April 12, 2019
4.2***	Fourth Amended and Restated Registration Rights Agreement among the Registrant, certain of its stockholders and its investors, dated April 12, 2019
4.3***	Form of Specimen Common Stock Certificate
4.4***	Warrant Agreement, dated March 6, 2014, between SVB Financial Group and the Registrant
4.5***	Warrant Agreement, dated June 23, 2015, between SVB Financial Group and the Registrant
4.6***	Warrant Agreement, dated March 15, 2017, between Hercules Technology III, L.P. and the Registrant
4.7***	Warrant Agreement, dated September 7, 2018, between PEI Investments, LLC and the Registrant
4.8***	Warrant Agreement, dated August 29, 2019, between Signature Holdco, LLC and the Registrant
5.1***	Opinion of Goodwin Procter LLP
10.1***#	2012 Stock Option and Grant Plan, as amended and forms of award agreements thereunder
10.2***#	2020 Stock Option and Incentive Plan and forms of award agreements thereunder
10.3***#	Form of Director Indemnification Agreement
10.4***#	Form of Executive Officer Indemnification Agreement
10.5***#	Form of Executive Officer Employment Agreement
10.6**†	Amended and Restated Exclusive License Agreement between the Registrant and The University of North Carolina at Chapel Hill, dated May 20, 2015, as amended
10.7**†	Limited Exclusive Commercial Field of Use Patent License Agreement between the Registrant and UT-Battle LLC, dated June 13, 2012, as amended (PLA-1670)
10.8**†	Limited Exclusive Commercial Field of Use Patent License Agreement between the Registrant and UT-Battle LLC, dated June 13, 2012, as amended (PLA-1699)
10.9**†	Loan and Security Agreement between the Registrant and Signature Bank, dated August 29, 2019
10.10***†	First Amendment to Loan and Security Agreement between the Registrant and Signature Bank, dated March 15, 2020
10.11***†	Second Amendment to Loan and Security Agreement between the Registrant and Signature Bank, dated August 7, 2020

EXHIBIT NUMBER	EXHIBIT TABLE
10.12***	Lease by Harbor Industrial Development LLC to the Registrant, dated January 2, 2018, as amended
10.13***	2020 Employee Stock Purchase Plan
10.14***	Senior Executive Cash Incentive Bonus Plan
21.1***	Subsidiaries of the Registrant
23.1***	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2***	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1***	Power of Attorney (included on signature page to the registration statement dated November 25, 2020)

**
Filed herewith.

***
Previously filed.

#
Indicates a management contract or any compensatory plan, contract or arrangement.

†
Portions of this exhibit (indicated by asterisks) will be omitted in accordance with the rules of the Securities and Exchange Commission.

(b) Financial Statements Schedules:
All schedules are omitted because the required information is either not present, not present in material amounts or is presented within the financial statements included in the prospectus that is part of this registration statement.
Item 17.   Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The Registrant hereby undertakes that:
(a)   The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
(b)   For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.
(c)   For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on the day of December 16, 2020.
908 DEVICES INC.
By:
/s/ Kevin J. Knopp, Ph.D.

Name: Kevin J. Knopp, Ph.D.
Title: Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following person in the capacities on December 16, 2020.
Signature	Title
/s/ Kevin J. Knopp, Ph.D. Kevin J. Knopp, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Joseph H. Griffith IV Joseph H. Griffith IV	Chief Financial Officer (Principal Financial and Accounting Officer)
* Nicolas Barthelemy	Director
* Keith L. Crandell	Director
* E. Kevin Hrusovsky	Director
* Sharon Kedar	Director
* J. Michael Ramsey, Ph.D.	Director
* Mark Spoto	Director
*By: /s/ Kevin J. Knopp, Ph.D. Kevin J. Knopp, Ph.D. Attorney-in-Fact